Exhibit 5.1

November 7, 2014

Porter Wright Morris & Arthur LLP 41 South High Street Suites 2800-3200 Columbus, Ohio 43215-6194 Direct: 614-227-2059 Fax: 614-227-2100 Toll free: 800-533-2794

DCB Financial Corp
110 Riverbend Avenue
Lewis Center, Ohio 43035

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission by DCB Financial Corp, an Ohio corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of 350,000 common shares of the Company, no par value (the “Shares”), to be issued pursuant to the 2014 Restricted Stock Plan (the “Plan”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement.  We have reviewed the Company’s Amended and Restated Articles of Incorporation, as amended, the corporate action taken to date in connection with the Registration Statement and the registration of the Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that when the Shares shall have been issued and paid for in accordance with the provisions of the Plan, those Shares will be validly issued, fully paid and nonassessable.

We are opining herein only as to the effect of the federal laws of the United States, the law of the State of Ohio, including the statutory provisions, all applicable provisions of the Ohio Constitution and reported judicial decisions interpreting those laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP

www.porterwright.com Cincinnati Cleveland Columbus Dayton Naples Washington, DC